Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Interactive Corporation:

We consent to the use of our report dated March 24, 2016, with respect to the combined balance sheets of Liberty Expedia Holdings, Inc. as of December 31, 2015 and 2014, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2015, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

March 24, 2016